Exhibit 10.49
Press Release - August 2005

INVISA’S SALES CONTINUE TO INCREASE IN JULY

Sarasota, FL, August 1, 2005 - Invisa, Inc. (OTC BB: INSA), an electronic life safety and security company, announced that in July 2005 it sold 102 safety systems and recorded $32,747 in revenue. This compared with10 safety systems sold and $5,242 in revenue for the same month last year. It is further compared with 55 safety systems sold and $23,189 in revenue reported in June 2005. All sales were in the parking gate market.

Invisa’s jump in sales in July 2005 is an acceleration of the sales growth reported for the first seven months of 2005. Sales of safety systems for the seven months ended July 31, 2005, were 487 units compared with 148 units for the same period in 2004.

During 2005, the number of manufacturers approving Invisa’s SmartGate® Non-Contact Safety System for installation as optional equipment on their new parking gates and installed gates continued to grow. During the first six months of 2005, approximately 33% of all safety system sales were to manufacturers compared to no sales to manufacturers during the same period in 2004. The role of sales to manufacturers continued in July 2005 with 46% of sales being to manufacturers.

According to Carl Parks, Chief Operating Officer, “Our sales effort is continuing to build momentum. As a general trend, our sales reflect the growing number of manufacturers that recognize the level of operational safety provided by InvisaShield™ technology. We anticipate that our sales will continue to benefit as the willingness of manufacturers to make Invisa’s safety system part of their parking gates expands.”

According to Steve Michael, Acting President, “After the termination of our prior management team in April 2005 and the related disruption, it is only natural that our customers, vendors and stockholders have been watching Invisa’s progress. I am particularly pleased with our ability to provide consistent sales growth which demonstrates that we have a solid management team now in place. In addition to our sales growth, we are preparing to introduce our technology to two new markets.”

About Invisa: Invisa delivers versatile, reliable, compact next-generation presence-sensing solutions targeted to the global electronic life safety and security markets. InvisaShield, a robust and advanced implementation of capacitive-sensing technology, is highly resistant to known methods of circumvention. It does not employ infrared, laser, ultrasound or microwave radiation.

The company's SmartGate® safety systems incorporate InvisaShield™ capacitive-sensing technology to generate an invisible protective field around or preceding the leading edge of powered gates, garage doors, sliding gates & doors and other powered closures. A video showing SmartGate in action can be viewed at www.invisa.com.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The company has tried, whenever possible, to identify these forward-looking statements using words such as "anticipates," implied by such statements. Factors, which may cause such differences, include the company's ability to meet planned delivery schedules, cancellation of orders, and other risks disclosed in the company's SEC filings. The company undertakes no obligation to update or advise in the event of any change, addition or alteration to the information covered in this press release, including such forward-looking statements.

For information on SmartGate products or the InvisaShield technology, please visit www.invisa.com or call 941-355-9361.